Exhibit 10.4

EDESA BIOTECH, INC.

_________________ , 2019

Name of Director / Officer

Address of Director / Officer

Dear Sir:

Indemnity Agreement

In consideration of your service or continued service in any of the following capacities:

•	as a director of Edesa Biotech, Inc. (the "Corporation"); or

•	as an officer of the Corporation; or

•	as a director of any other entity to the extent that you are serving in such capacity at the request of the Corporation; or

•	as an officer of any other entity to the extent that you are serving in such capacity at the request of the Corporation,

such capacities referred to herein as the "Indemnified Capacities", the Corporation with full power and authority to grant an indemnity valid and binding upon and enforceable against it in the terms hereinafter contained, hereby agrees to indemnify you to the full extent contemplated by this Agreement.

1.	Scope of Indemnity

Subject to the limitation contained in Section 6 hereof, the Corporation shall indemnify and hold you harmless for the full amount of any Cost (as hereinafter defined) reasonably incurred by you in connection with any Proceeding (as hereinafter defined) that may be made or asserted against or affect you or in which you are required by law to participate or in which you participate at the request of the Corporation or in which you choose to participate (based on your reasonable belief that you may be subsequently named in that Proceeding or any Proceeding related to it) if it relates to, arises from or is based on your service in an Indemnified Capacity, whether the alleged act or omission occurred before or after the date of this Agreement, in any case whether or not you have been named therein (an "Indemnified Claim"). The Corporation shall also indemnify and hold you harmless for the full amount of any other Cost reasonably incurred by you or to which you are subject (including, without restriction, where you are made a witness or participant in any other respect in any action, proceeding or investigation) if it relates to your service in an Indemnified Capacity or any other matters claimed against you solely by reason of you having acted in an Indemnified Capacity (an "Other Indemnified Matter"). Any amount which the Corporation is obliged to pay pursuant hereto is referred to as an "Indemnified Amount".

For the purposes of this Agreement:

"Cost" means all injury, liability, loss, damage, charge, cost, expense, taxes (other than taxes on any fees or salary or other form of compensation), fine or settlement amount whatsoever which you may reasonably incur, suffer or be required to pay (including, without limitation, all legal and other professional fees as well as all out-of-pocket expenses for attending discoveries, trials, hearings and meetings).

"Proceeding" means any civil, criminal, administrative, investigative or other claim, action, suit, application, litigation, charge, complaint, prosecution, assessment, reassessment, investigation, inquiry, hearing or proceeding of any nature or kind whatsoever, and, without limiting the generality of the foregoing, shall include any and every claim for any liability and/or any legal, regulatory or investigative action or proceeding by any governmental or regulatory authority or any person, firm, corporation or other entity whatsoever, whether such action, proceeding or investigation be pending, anticipated or threatened and including without limitation any and every claim by or on behalf of the Corporation, or by or on behalf of Canada or any other country, or any political subdivision thereof.

2.	Procedure for Making a Claim

(a)           If you become aware of any Indemnified Claim or Other Indemnified Matter or reasonably expect that an Indemnified Claim will be made or an Other Indemnified Matter will arise, you shall give notice in writing as soon as reasonably practicable to the Corporation of such Indemnified Claim or Other Indemnified Matter or potential Indemnified Claim or Other Indemnified Matter, including copies of any documents served on you in connection with a Proceeding or any other relevant documents in your possession, provided, however, that failure to give notice in a timely fashion shall not disentitle you to the right to indemnity under this Agreement except to the extent the Corporation suffers prejudice by reason of a delay.

(b)           If you wish to make any claim for payment of an Indemnified Amount to you by the Corporation hereunder, you shall give written notice of such claim to the Corporation (such written notice referred to herein as an "Indemnification Notice"). Such Indemnification Notice shall contain reasonable details and supporting documentation with respect to the claim referred to therein. Subject to the provisions of Section 6 hereof, the Corporation shall pay all Indemnified Amounts arising in connection with the matters described in the Indemnification Notice to you (or as you may direct) no later than thirty (30) days after the date on which you deliver any invoice or account in respect of any such Indemnified Amount to the Corporation.

(c)           If the Corporation becomes aware of any Indemnified Claim or Other Indemnified Matter or reasonably expects that an Indemnified Claim will be made or an Other Indemnified Matter will arise, the Corporation will give you notice in writing promptly of such Indemnified Claim or Other Indemnified Matter or potential Indemnified Claim or potential Other Indemnified Matter.

3.	Defence of Action

(a)           By Corporation The Corporation (or its insurer(s)) shall at its expense and in a timely manner contest and defend you against any Indemnified Claim and take all such steps as may be necessary or proper therein to prevent the resolution thereof in a manner adverse to you, including the taking of such appeals as counsel to the Corporation (or its insurer(s)) may advise are likely to succeed in the circumstances. In this regard, the Corporation will keep you fully informed on a timely basis of all steps and developments relating to the foregoing. The Corporation shall not agree to any settlement on your behalf without your written consent unless the terms of such settlement require only the payment of money (by persons or entities other than you) and do not require you to admit any wrongdoing or take or refrain from taking any action.

(b)           By Director or Officer Notwithstanding Section 3(a) hereof, you will be entitled to assume carriage of your own defence relating to any Indemnified Claim (and for greater certainty, the full amount of any reasonable expense you incur in connection with such defence shall be an Indemnified Amount subject to the provisions of Section 6 hereof) if:

(i)	the Corporation (or its insurer(s)) does not in a timely manner:

(A)	undertake appropriate action in respect to an Indemnification Notice delivered pursuant to Section 2; or

(B)	take such legal steps as may be from time to time required to properly defend against any such Indemnified Claim;

(ii)	in the reasonable opinion of your counsel (which opinion shall be in writing and a copy thereof provided to the Corporation), your interests in respect of the relevant matter conflict with the interests of the Corporation in respect of such matter or with the interests of any other director or officer of the Corporation in respect of whose defence the Corporation has carriage; or

(iii)	the Proceeding is initiated by the Corporation or any of its subsidiaries.

4.	Presumptions and Settlement

For the purposes of this Agreement, the termination of any Proceeding by judgment, order, settlement (whether with or without court approval) or conviction shall not, of itself, create a presumption that you did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. No settlement shall be undertaken by you in respect of any Proceeding without the consent of the Corporation unless the Corporation and its insurer(s) have indicated that they would not indemnify you according to this Agreement or any applicable directors' and officers' liability insurance policy ("D&O Policy").

5.	Former Directors and Officers and Access to Information

(a)           You shall continue to be entitled to indemnification hereunder, even though you may no longer be acting in an Indemnified Capacity.

(b)           You and your advisors shall at all times be entitled to review during regular business hours all documents, records and other information with respect to the Corporation or any entity in which you acted in an Indemnified Capacity which are under the Corporation's control and which may be reasonably necessary in order to defend yourself against any Proceeding that relates to, arises from or is based on your discharge of your duties in an Indemnified Capacity, provided that you shall maintain all such information in strictest confidence except to the extent necessary for your defence. This Section 5(b) shall not apply where the Proceeding is initiated by the Corporation or any of its subsidiaries nor shall it apply where the review by you and/or your advisors of any such documents, records or other information would, in the opinion of legal counsel to the Corporation, cause the Corporation (or any entity in which you acted in an Indemnified Capacity) to lose its entitlement to claim privilege with respect to the disclosure of same in any proceeding in any jurisdiction.

6.	Limitation on Obligation of Indemnification

(a)           The Corporation shall not indemnify you pursuant to this Agreement unless:

(i)	you acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which you acted as a director or officer at the Corporation's request; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reasonable grounds for believing that your conduct was lawful;

provided however, that for the purposes of any determination hereunder, in the absence of compelling evidence to the contrary, you shall be deemed to have acted in good faith and in the best interests of the Corporation (or the best interests of the other entity, as the case may be). The burden shall be on the Corporation to establish an absence of good faith. The knowledge and/or actions or failure to act of any other director, officer, agent or employee of the Corporation or any other entity shall not be imputed to you for the purposes of determining the right to indemnification under this Agreement.

(b)           If the Corporation pays an Indemnified Amount which it is not permitted to pay by law or pursuant to this Agreement, then such amount shall be deemed to have been a loan by the Corporation to you and upon written request by the Corporation, you shall repay such amounts to the Corporation within thirty (30) days of such written request for reimbursement. No interest shall be payable by you with respect to such loan unless such loan is not repaid within such period of thirty (30) days, in which event interest shall be payable thereon at the rate of five percent (5%) per annum, computed from the date which is thirty (30) days following the written request of the Corporation for repayment.

(c)           If you subsequently receive indemnification or reimbursement in respect of all or any part of an Indemnified Amount from a source other then the Corporation, the amounts so advanced and paid by the Corporation shall be repaid by you to the Corporation within thirty (30) days of a written request for repayment to the extent that you have received indemnification or reimbursement from such other source and the provisions of Section 6(b) above with respect to interest on such amount shall apply herein, mutatis mutandis. For greater certainty, you shall not be entitled to indemnification hereunder to the extent that you receive indemnification under any D&O Policy maintained by the Corporation.

7.	Advances

(a)           The Corporation shall periodically reimburse or advance the funds necessary for the payment of Costs reasonably incurred in connection with the investigation, monitoring, defence and appeal of any Proceeding in advance of the final disposition of such Proceeding, within thirty (30) days of any request in writing by you to the Corporation for such reimbursement or advance, accompanied by reasonable details and supporting documentation with respect to the Indemnified Amounts in respect of which such reimbursement or advance is requested, including, without limitation, in circumstances in which the Corporation shall commence any action against you or where you are required to pay or deposit any money as security for costs or in respect of any Cost.

(b)           If and to the extent that the Corporation determines, acting reasonably, that you would not be permitted to be indemnified pursuant to this Agreement, the Corporation shall have no obligation to reimburse or advance any funds to you pursuant to this Agreement unless you commence legal proceedings in a court of competent jurisdiction to secure a determination that you should be indemnified pursuant to this Agreement. In the event that you institute such legal proceedings, then the Corporation shall continue to reimburse or advance funds to you pursuant to Section 7(a) until such time as the Corporation has secured a final judicial determination establishing that you are not entitled to be indemnified pursuant to this Agreement.

8.	Indemnification for Expenses Incurred in Enforcing Rights

The Corporation shall indemnify you against all Costs that are incurred by you in connection with any action brought by you, the Corporation or a third party to determine whether you are entitled to:

(a)           be indemnified by the Corporation under this Agreement, under any other agreement or under applicable law now or hereafter in effect relating to indemnification of directors and officers; and/or

(b)           recover under any D&O Policy maintained by the Corporation,

but only in the event that you are ultimately determined to be entitled to such indemnification or insurance recovery, as the case may be. Furthermore, if so requested by you, the Corporation shall periodically reimburse or advance the funds necessary for the payment of Costs that are reasonably incurred by you in connection with the investigation, monitoring, defence and appeal of the foregoing action in advance of the final disposition, within thirty (30) days of any such request in writing by you.

9.	Tax Adjustment

If any amount payable under this Agreement (including, without limitation, an amount paid or payable on account of insurance premiums or made by an insurer under a D&O Policy), constitutes a taxable benefit to you or otherwise subjects you to any tax or levy of any kind, or taxing authority so alleges, the Corporation will keep you harmless from any such tax or levy and, without limiting the foregoing, shall timely pay to you or on your behalf the amount of any and all such taxes and levies, together with any interest and penalties thereon not arising exclusively from your gross negligence, including any such amounts relating to any payment under this Section 9, so that no such amount will be an unreimbursed expense to you. We also will reimburse you, on a similar after tax basis, for any reasonable costs (including the costs of professional advisors) incurred by you in connection with any payment to which this Section 9 relates or the enforcement by you of your rights hereunder. The amount of any payment hereunder shall be determined without regard to any deductions, credits offsets or similar amounts or adjustments available to you in computing income, taxable income, tax payable or other relevant amounts (except to the extent arising from payments under this Section 9). For clarity, you shall not be obliged to contest any claim that tax, other levy, penalty or interest to which this Section 9 applies is owing, and your rights under this Section 9 are not dependent on the validity of any such claim.

10.	Approvals

Where any indemnification sought pursuant to this Agreement is, pursuant to applicable law, subject to or conditional upon the approval or consent of any court or of any governmental body or regulatory authority, the Corporation agrees to make or cause to be made all necessary applications and to use its reasonable best efforts to obtain or assist in obtaining or facilitating the obtaining of such approval or consent, at its expense.

11.	Partial Indemnification

If you are entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Costs in respect of a Proceeding, but not for the total amount of such Costs, the Corporation shall nevertheless indemnify you for the portion of such Costs to which you are entitled.

12.	Further Assurances

Each of you and the Corporation shall diligently attend to, and assist in the conduct of, the defence of any Proceeding, shall assist in enforcing any right of contribution or indemnity against any person or organization and shall (or in the case of the Corporation, shall cause its appropriate officers, directors, advisors or personnel to) attend hearings and trials and assist in securing and giving evidence and obtaining the attendance of witnesses.

13.	Non-Exclusivity

Your rights under this Agreement shall be in addition to any other rights that you may have under the Corporation's articles, applicable law, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under this Agreement or under the Corporation's articles, it is the intent of the parties hereto that you may enjoy by this Agreement the greater benefits so afforded by that change. Your rights under this Agreement shall not be diminished by any present or future provision of the Corporation's articles and shall not diminish any other rights that you now or in the future have against the Corporation.

14.	Severability

If any part of this Agreement or the application of such part to any circumstance shall, to any extent, be invalid or unenforceable, such part or the application of such part shall be interpreted and applied to such extent so as to be valid and enforceable in the circumstances, and the remainder of this Agreement, or the application of such part to any other circumstance, shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.	Insurance

(a)           The Corporation's liabilities under the Agreement shall be covered at all times by a D&O Policy that has been approved by the Corporation's board of directors (subject to the availability of such insurance in the market place) and a copy of such D&O Policy shall be provided to you.

(b)           The Corporation will advise you promptly after it becomes aware of any material change in or withdrawal or lapse in coverage of any D&O Policy maintained by the Corporation, details of any claim made under such a policy and the triggering of any extended reporting period applicable to any such policy.

16.	Enurement

This Agreement and the benefit of the obligations of the undersigned hereunder shall enure to the benefit of and be binding upon you, your heirs, estate, executors and administrators and shall be binding upon the Corporation's successors and assigns.

17.	Previous Indemnities and Retroactivity

This Agreement supersedes and replaces all prior indemnities entered into between the Corporation and you with respect to the subject matter of this Agreement, provided however, that nothing in this provision shall operate to restrict in any way any indemnity to which you are entitled under the Corporation's articles or otherwise at law. No payment shall be made under this Agreement to the extent to which you are indemnified by any insurer or by the Corporation other than pursuant to this Agreement. This Agreement shall be deemed to have been in effect during all periods that you were acting in an Indemnified Capacity, regardless of the date of this Agreement.

18.	Subrogation

In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of your rights of recovery. All of your actions to assist the Corporation in securing and enforcing its subrogation rights shall themselves be subject to the terms of this Agreement.

19.	Governing Law and Jurisdiction

This Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein. Any dispute arising out of or relating to this Agreement shall, at the choice of either party hereto, be decided before a court in the Province of British Columbia without prejudice to the rights of either party to bring action in any court of any other jurisdiction.

20.	Notices

Any notices to be given pursuant hereto shall be given to the Corporation at its address set forth above, Attention: President & CEO, and to you at your address on the books and records of the Corporation.

21.	Counterpart Execution

This Agreement may be executed in two counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

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DATED this            day of                               , 2019

EDESA BIOTECH, INC.

by	/s/ Sean MacDonald
Authorized Signatory

The undersigned accepts the foregoing indemnity and agrees to comply with the terms and conditions set out above.

Director or Officer name